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                                                                   EXHIBIT 10.67


                           AMENDMENT TO LOAN AGREEMENT


        THIS AMENDMENT TO LOAN AGREEMENT dated as of the 20th day of February, 2000, by and between FLEET NATIONAL BANK, a national banking association having an office located at 69 State Street, Albany, New York 12207 (the "Bank"), and DECORA INCORPORATED, a Delaware corporation having an address at 1 Mill Street, Fort Edward, New York 12828 (the "Borrower").

        WHEREAS, the Borrower and the Bank entered into a certain Restated Secured Revolving Line of Credit Agreement dated as of the 29th day of April, 1998 (the "Loan Agreement"), which agreement restated and amended various prior agreements between Borrower and the Bank. (Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement); and

        WHEREAS, pursuant to the Loan Agreement the Bank agreed to extend a loan of up to $15,000,000.00 (the "Loan") to the Borrower; and

        WHEREAS, pursuant to the Loan Agreement, the Borrower made various covenants, including financial covenants; and

        WHEREAS, Borrower has violated these covenants and is in default as described in Section 1 hereof; and

        WHEREAS, Borrower has asked that the Bank modify these covenants and waive the current default under the Loan Agreement.

        WHEREAS, advances of the Loan under the Loan Agreement were to be based upon percentages of "Acceptable Accounts Receivable" and "Acceptable Inventory", as those terms are defined in the Loan Agreement; and

        WHEREAS, the Borrower has requested that the basis for advances of the Loan be modified; and

        WHEREAS, the Bank has agreed to such modifications subject to the terms and conditions herein provided.

        NOW, THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants hereinafter set forth, the parties hereto agree as follows:



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        1.     Acknowledgment of Default. Borrower acknowledges and agrees that an Event of Default has occurred in that Borrower has failed to maintain the "Minimum Fixed Charge Coverage Covenant" set forth in Section IV (d) of the Loan Agreement for the rolling four (4) quarters basis ended on September 30, 1999. Subject to the Borrower's compliance with all other terms of the Loan Agreement and with this Amendment, the Bank hereby waives such default.

        2. Covenant Modification. The following provision is hereby added to the Loan Agreement following the last sentence of Section IV (d) of such agreement:

               Notwithstanding the foregoing, for the rolling four (4) quarter period ended on December 31, 1999, the Borrower will have maintained a Modified Minimum Fixed Charge Coverage Covenant of 6.70:1.00. The modified covenant is defined as follows:

               "EBITDA + Non-cash restructuring expenses divided by Interest expense + Current Maturities of Long Term Debt (prior four quarters) + Cash Taxes + Tangible and Intangible CAPEX (net of financed CAPEX) + Dividends/Distributions".

               The aforementioned modified covenant shall apply only to the rolling four (4) quarter period ended on December 31, 1999. For all preceding and succeeding periods, the Minimum Fixed Charge Coverage Covenant previously set forth in this section IV (d) shall apply.

        3. Increased Reporting. The following provision is added as Section IV (g)(11) of the Loan Agreement as follows:

               Within twenty five (25) days after the end of each fiscal quarter commencing with the quarter ending March 31, 2000, a compliance letter acknowledged by the Chief Financial Officer of Borrower with respect to the covenant set forth in Section IV (d) hereof based on the Borrower's preliminary internally prepared financial records.

               Section IV (g)(11) of the Loan Agreement is hereby relettered to
               Section IV (g)(12).

        4. Amended and Restated Revolving Promissory Note. All references in the Loan Agreement to the term "Note" shall, for all times subsequent to the date hereof, refer to that certain Amended and Restated Revolving Promissory Note executed and delivered by the Borrower to the Bank on even date herewith. Borrower acknowledges and agrees that the Amended and Restated Promissory Note bears interest at a higher rate than the Restated Revolving Promissory Note dated April 29, 1998 from the Borrower to the Bank.

        5. Default Interest Rate. Borrower acknowledges and agrees that, as an Event of Default occurred under the Loan Agreement effective September 30, 1999, the Bank was legally


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entitled to collect interest at the Default Rate from that time forward. The
Bank has collected interest on the Loan, from January 1, 2000 to the date hereof at the Fleet National Bank Prime Rate plus two and one quarter percentage points per annum. The Borrower acknowledges and agrees that this interest charge has been proper in all respects.

        6. Capital Infusion. The Borrower warrants and represents that its parent company, Decora Industries, Inc. or any subsidiary thereof ("Decora") shall have contributed as capital or loaned Borrower a minimum sum of Three Million Five Hundred Thousand Dollars ($3,500,000) and that such sum shall have been received on or before April 27, 2000. The Borrower further warrants and represents that the proceeds of such loan shall be applied by the Borrower to the outstanding balance of the Loan on or before April 28, 2000.

        7. Formula Modification. The terms and conditions of the Loan Agreement are hereby modified to reflect the following amendments and modifications:

               a. The definition "Acceptable Accounts Receivable" is amended in its entirety as follows:

               "Acceptable Accounts Receivable" shall mean 75% of all Domestic Accounts Receivable, Canadian Accounts Receivable and Freidola Accounts Receivable aged 90 days or less, and all insured and letter of credit backed foreign accounts receivable aged 90 days or less that are free and clear of all liens, and are unconditionally owed to the Borrower without defense, offset or counterclaim. Acceptable Accounts Receivable shall also include accounts receivable which are aged 60 days or less past the due date, not to exceed 120 days from invoice date, and which are otherwise acceptable to the Bank in the exercise of the Bank's sole and absolute judgment and discretion.

               b. The definition "Acceptable Inventory" is amended in its entirety as follows:

               "Acceptable Inventory" shall mean 50% of all inventory excluding all work in process and all chemicals, inks, cases, cartons and racks, all valued at the lower of "cost" or "market" as determined in accordance with generally accepted accounting principles consistently applied, and otherwise acceptable to the Bank, subject to a $6,000,000.00 cap on borrowings based on inventory.

        8. Default Waiver and Formula Modification Fee. In consideration for the foregoing, the Borrower does agree to pay to the Bank a default waiver fee of One Hundred Thousand Dollars ($100,000.00) and formula modification fee of Forty Five Thousand Dollars ($45,000.00) [for a total of One Hundred Forty Five Thousand Dollars ($145,000.00)] simultaneously with the execution hereof, and to promptly reimburse the Bank for any and all expenses incurred by the Bank in connection with the making of this agreement, including Bank's reasonable counsel fees and disbursements.


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        9.     Attorney Opinion Letter. Within seven (7) days from the date hereof, Borrower shall cause to be delivered to the Bank, an attorneys opinion letter from legal counsel acceptable to the Bank in substantially the form set forth in Exhibit "A" hereto or otherwise acceptable to the Bank.

        10. Limitation on Interest. All agreements between the Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any Indebtedness, shall the amount paid or agreed to be paid to Bank for the use or forbearance of Indebtedness contemplated hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit to such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Bank.

        11. Setoff. The Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and obligations of the Borrower to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Group, Inc. and its successors and/or assigns or in transit to any one of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, IF ANY, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        12. Waiver of Jury Trial. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR THE LOAN AGREEMENT, OR THE OBLIGATIONS RELATED HERETO OR THERETO, TO


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THE FULLEST EXTENT ALLOWED BY LAW. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT
FOR BANK TO ISSUE THIS AGREEMENT.

        13. Review by Counsel. Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this amendment. This amendment and the Loan Agreement shall be construed without regard to any presumption or rule requiring that they be construed against the party causing them or any part thereof to be drafted.

        14. Captions. Captions in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

        15. No Waiver. By entering into this agreement, the Bank in no way waives any rights it may have against the Borrower pursuant to the Loan Agreement except as the same have been expressly modified hereby.

        16. Reaffirmation and Ratification. The Borrower reaffirms and ratifies each and every covenant and representation set forth in the Loan Agreement, except as modified hereby, and agrees to comply and observe each of them.






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        IN WITNESS WHEREOF, the parties have executed and delivered this agreement as of the date first above written.


                                        FLEET NATIONAL BANK

                                        By:_____________________________
                                           Name: James M. Marini
                                           Title: Vice President


                                        DECORA INCORPORATED

                                        By:_____________________________
                                           Name: Robert L. Macdonald
                                           Title:


                                 ACKNOWLEDGMENTS


STATE OF NEW YORK            )
                             )ss:
COUNTY OF ________________   )

        On ___________________, 2000, before me personally came James M. Marini, to me known, who being by me duly sworn, did depose and say that he is a Vice President of FLEET NATIONAL BANK, the entity described in the foregoing instrument, and acknowledged that he executed the same by order of the Board of Directors of such entity.

                                        _______________________________________
                                                     Notary Public


STATE OF NEW YORK            )
                             )ss:
COUNTY OF ________________   )

        On ___________________, 2000, before me personally came
_____________________, to me known, who being by me duly sworn, did depose and say that (s)he is a ______________ of DECORA INCORPORATED, the entity described in the foregoing instrument, and acknowledged that (s)he executed the same by order of the Board of Directors of such entity.

                                        _______________________________________
                                                     Notary Public



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